The Board of Directors
Integrated Health Services, Inc.
10065 Red Run Boulevard
Owings Mills, Maryland 21117

Dear Sirs:


     We refer to the Registration Statement on Form S-3 (the "Registration Statement"), filed by Integrated Health Services, Inc. (the "Company") on behalf of certain selling stockholders (the "Selling Stockholders") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 1,813,434 shares of Common Stock, $.001 par value (the "Shares"), including 750,000 shares of Common Stock issuable upon exercise of a warrant (the "Warrant Shares"), to be sold by the Selling Stockholders named therein.

     As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for purposes of this opinion and, upon the basis of such examination, advise you that in our opinion the Shares (other than the Warrant Shares) to be sold by the Selling Stockholders have been duly and validly authorized and are legally issued, fully paid and non-assessable and the Warrant Shares have been duly and validly authorized and, upon exercise of the warrant and payment of the exercise price therunder, will be legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein and elsewhere in the Registration Statement and prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                                                Very truly yours,

                                                /s/  Fulbright & Jaworski L.L.P.